                                                                    EXHIBIT 21.1

                             SUBSIDIARIES OF COMPANY

Astarix Institute, Inc., a Delaware corporation
Center Laboratories, Inc., a Delaware corporation
CMG-Heska Allergy Products S.A., a corporation incorporated under the laws of
  Switzerland
Diamond Animal Health, Inc., an Iowa corporation
Heska AG, a corporation incorporated under the laws of Switzerland
Heska EURL, a corporation incorporated under the laws of France
Heska Holding AG, a corporation incorporated under the laws of Switzerland Sensor Devices, Inc., a Wisconsin corporation